Exhibit 99.1

Stereotaxis Extends Silicon Valley Bank Credit Facility by Three Years

ST. LOUIS, MO, Mar. 30, 2015 – Stereotaxis, Inc. (NASDAQ: STXS), a global leader in innovative technologies for the treatment of cardiac arrhythmias, announced today that it has extended the maturity of its revolving credit facility with Silicon Valley Bank (SVB) by three years to March 31, 2018. The amended agreement maintains the existing line capacity of $10 million, which was increased from $3 million in 2014.

“This three-year credit agreement strengthens our ability to finance growth opportunities and is a significant endorsement of our continued improvement in financial performance,” said William C. Mills, Stereotaxis Chief Executive Officer. “We are proud of SVB’s long-term commitment to Stereotaxis, which illustrates strong support of our strategic initiatives and growth potential as the leader in robotic solutions for the cardiac electrophysiology market.”

Ben Johnson, managing director of Silicon Valley Bank, said “We are pleased to continue our partnership with Stereotaxis as they remain focused on growing the business through innovative technologies. Our relationship with the Company has been very positive for both of us, and we look forward to working together as they continue to pursue their clinical and commercial objectives.”

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch™ Solution includes the Niobe® ES remote magnetic navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive® robotic navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., European Union, Canada, China, Japan and elsewhere. The V-Sono™ ICE catheter manipulator, V-Loop™ variable loop catheter manipulator and V-CAS™ catheter advancement system have received U.S. clearance. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

About Silicon Valley Bank

For more than 30 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Forbes named SVB one of America’s best banks (2015) and one of America’s best-managed companies (2014). Learn more at svb.com.

Silicon Valley Bank is the California bank subsidiary and commercial banking operation of SVB Financial Group (Nasdaq: SIVB), and a member of the FDIC. Silicon Valley Bank and SVB Financial Group are members of the Federal Reserve System.

Stereotaxis Contact:
Martin Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com